Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

TiVo Inc.,

We consent to the incorporation by reference in the Forms S-3 (File Nos. 333-53152, 333-69530, 333-100894 and 333-103002) and Forms S-8 (File Nos. 333-69512, 333-94629 and 333-101045) of TiVo Inc. of our report dated February 28, 2003, relating to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended January 31, 2003 which report appears in the January 31, 2003 annual report on Form 10-K of TiVo Inc.

Our report refers to our audit of the adjustments that were applied to revise the consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000 other than with respect to such adjustments.

/s/    KPMG LLP

Mountain View, California

May 1, 2003